Exhibit 99.1

ALLMERICA FINANCIAL CORPORATION REPORTS

SECOND QUARTER:

NET INCOME OF $0.60 PER SHARE

COMPARED TO $0.46 PER SHARE LAST YEAR

AFTER TAX SEGMENT INCOME OF $0.54 PER SHARE

IN THE QUARTER VERSUS $0.35 PER SHARE LAST YEAR

WORCESTER, Mass., July 26, 2004—Allmerica Financial Corporation (NYSE: AFC) today reported second quarter net income of $32.4 million, or $0.60 per share, compared to net income of $24.4 million, or $0.46 per share, in the second quarter of last year.

Segment income after taxes was $29.1 million, or $0.54 per share, compared to $18.7 million or $0.35 per share, in the second quarter of last year. Segment income after taxes is presented consistent with the manner in which management evaluates operating results.

“Our second quarter results reflect continued improvement in our core property and casualty operations,” said Frederick H. Eppinger, president and chief executive officer of Allmerica Financial Corporation. “The property and casualty business produced another solid quarter driven by improved underwriting performance and continued rate increases.” Eppinger added, “The Life Companies continue to produce solid cash flow and remain financially strong.”

Segment Results

Allmerica Financial consists of property and casualty operations, which represents our ongoing business, and life operations, which is a run-off business consisting primarily of proprietary life insurance, annuity and guaranteed investment products previously issued by Allmerica’s life insurance subsidiaries.

The Company conducts its business in four operating segments. Property and casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The

Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; and Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations. The Life Companies, our fourth operating segment, includes the results of our run-off business of life and annuity products and guaranteed investment contracts.

The following table shows segment income after taxes, and is presented in a manner consistent with the way management evaluates results and is in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”. Segment income after taxes excludes the items listed in the table at the end of this document.

	Quarter ended June 30 (In millions)
	2004	2003
Property and Casualty:
Personal Lines	$35.8	$0.2
Commercial Lines	12.6	35.2
Other Property & Casualty	0.7	(22.1)

Total Property & Casualty	49.1	13.3
Life Companies	(6.3)	13.5
Corporate Debt	(9.9)	(9.9)

Total pre-tax segment income	32.9	16.9

Federal Income Taxes	(3.8)	1.8

Total segment income after taxes(1)	$29.1	$18.7

(1) See reconciliation of after-tax segment income to net income at the end of this document.

Property and Casualty

Property and Casualty segment income was $49.1 million in the second quarter of 2004, up from $13.3 million in the second quarter of 2003.

Personal Lines segment income was $35.8 million in the quarter compared to $0.2 million in the prior year. Loss performance improved significantly in the quarter, resulting in a nine point improvement in our loss ratio. Results improved due to a favorable change in the development of prior accident years’ loss reserves as well as improved accident year results. In the current quarter, we had favorable development of prior accident years’ loss reserves in the personal automobile line. In the second quarter of 2003, we had adverse development of prior accident years’ loss reserves in the personal automobile line, largely related to our Michigan personal injury protection coverage. Current accident year underwriting performance improved as a result of reduced loss frequency and continued rate increases.

Commercial Lines segment income was $12.6 million in the quarter, compared to $35.2 million in the second quarter of 2003. The decrease in segment income is due primarily to an increase in underwriting and loss adjustment expenses. The increase in underwriting expenses is due to higher staffing and technology costs related to the development of this business, as well as an increase in contingent commissions. Loss adjustment expenses in the second quarter of last year benefited from reserve reductions that did not recur in the current year. Furthermore, the loss ratio increased due to an increase in adverse development of prior accident years’ loss reserves in the workers’ compensation line and certain other less significant commercial lines.

Other Property & Casualty segment income was $0.7 million in the quarter, compared to a loss of $22.1 million in the prior year. The significant loss in the prior year was due to a pre-tax charge of $23.0 million resulting from an adverse arbitration decision related to an insurance pool we exited in 1996.

Property and Casualty highlights:

•	Net premiums written were $580.1 million in the second quarter of 2004, compared to $571.0 million in the second quarter of 2003.

•	Net premiums earned were $566.2 million in the second quarter of 2004, compared to $561.8 million in the second quarter of 2003.

•	In the second quarter of 2004, pre-tax catastrophe losses were $15.1 million, compared to $21.2 million in the comparable period one year earlier.

The following table summarizes the components of the statutory combined ratio for the property and casualty business:

	Quarter ended June 30
	2004	2003
Personal lines losses	57.7%	66.7%
Commercial lines losses	55.8%	50.4%
Other P&C losses	N/M	N/M

	57.2%	65.3%
Catastrophe losses	2.7%	3.8%
Loss adjustment expenses	9.0%	8.2%
Policy acquisition and other underwriting expenses	31.6%	29.4%
Policyholders’ dividends	0.1%	0.1%

Combined ratio	100.6%	106.8%

Personal Lines highlights:

•	Net premiums written were $385.3 million in the second quarter of 2004, compared to $387.9 million in the second quarter of 2003.

•	Net premiums earned were $384.1 million in the second quarter of 2004, compared to $377.0 million in the second quarter of 2003.

•	The personal lines statutory combined ratio was 97.8% in the second quarter, versus 106.2% in the same period last year. Personal lines catastrophe losses were $11.9 million, or 3.1 points of the combined ratio in the second quarter versus $13.7 million, or 3.6 points of the combined ratio in the second quarter of 2003.

Commercial Lines highlights:

•	Net premiums written were $194.9 million in the second quarter of 2004, compared to $182.8 million in the second quarter of 2003.

•	Net premiums earned were $182.0 million in the second quarter of 2004, compared to $184.5 million in the second quarter of 2003.

•	The commercial lines statutory combined ratio was 105.3% in the second quarter, compared to 95.5% in the same period last year. Commercial lines catastrophe losses were $3.2 million, or 1.8 points of the combined ratio in the second quarter versus $7.5 million, or 4.0 points of the combined ratio in the second quarter of 2003.

Life Companies

The Life Companies reported a segment loss of $6.3 million in the second quarter of 2004, compared to segment income of $13.5 million in the second quarter of 2003. Cash flow (segment income excluding certain non-cash items) was $26.9 million versus $23.0 million in the second quarter of last year and was consistent with expectations.

The segment loss in the current quarter was primarily due to derivatives losses associated with the GMDB hedging program and increased GMDB expenses due to the application of Statement of Position 03-1. Segment income in the second quarter of 2003 was favorably impacted by rising equity markets, which reduced the amortization of deferred acquisition costs. The GMDB hedging program was not in effect during the comparable quarter in 2003.

The Life Companies segment income is expected to be volatile due to the hedge program and the impact of the new SOP 03-1 rules on GMDB reserve and DAC accounting. The inherent volatility is due to several factors, principally equity market levels, but including also interest rates, surrenders and any deviation between the performance of the underlying mutual funds and the indices associated with futures contracts in connection with the hedging program.

Life Companies highlights:

•	Life Companies segment income excluding certain non-cash items was $26.9 million in the second quarter of 2004 compared to $23.0 million in the second quarter of 2003 and $40.3 million in the first quarter of 2004.

•	Total adjusted statutory capital for the combined life insurance subsidiaries at June 30, 2004 was $592.0 million compared to $589.8 million at March 31, 2004.

•	The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 428 percent at June 30, 2004, compared to 420 percent at March 31, 2004.

•	In the second quarter of 2004, individual annuity redemptions were $555.9 million compared to $634.1 million in the first quarter of 2004. The individual annuity redemption rate was 20 percent in the current quarter compared to 22 percent in the first quarter of 2004.

Investment Results

Net investment income was $106.2 million for the second quarter of 2004, compared to $117.4 million in the same period of 2003, a decrease of $11.2 million. Net investment income in the Life Companies declined by $14.7 million and was partially offset by a $3.5 million increase in the Property and Casualty business. The increase in investment income for the quarter in our Property and Casualty business was due to an increase in average invested assets, partially offset by a reduction in average pre-tax yields on fixed maturities due to lower prevailing fixed maturity investment rates. Second quarter net investment income decreased for the Life Companies primarily due to lower invested assets resulting from both general account annuity redemptions and a reduction in outstanding guaranteed investment contract balances. Also contributing to the decline was the aforementioned reduction in average pre-tax yields on fixed maturities.

Second quarter 2004 pre-tax net realized investment gains were $7.0 million, compared to $13.2 million of pre-tax net realized investment gains in the same period of 2003. In the current quarter, pre-tax net realized investment gains of $7.7 million were primarily from sales of fixed maturity and equity securities. There were no realized losses on other-than-temporary impairments in the second quarter of 2004. In the second quarter of 2003, pre-tax net realized investment gains were principally related to realized gains of $29.0 million from sales of certain fixed maturity and equity securities, and gains on derivative instruments of $2.0 million, partially offset by $19.5 million of realized losses resulting from other-than-temporary impairments on certain fixed maturity securities.

Balance Sheet

Shareholders’ equity was $2.2 billion, or $41.48 per share at June 30, 2004, compared to $2.2 billion, or $41.89 per share at December 31, 2003. Excluding accumulated other comprehensive income, book value was $42.36 per share at the close of the second quarter, compared to $41.59 per share at December 31, 2003.

Total assets were $23.7 billion at June 30, 2004, compared to $25.1 billion at year-end 2003. Separate account assets were $10.7 billion at June 30, 2004, versus $11.8 billion at December 31, 2003. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities.

Earnings Conference Call

Allmerica Financial Corporation will host a conference call to discuss our second quarter results on Tuesday, July 27th at 10:00 a.m. Eastern time. Interested investors and others can listen to the call through Allmerica’s web site, located at www.allmerica.com. Web-cast participants should access the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

Allmerica Financial Corporation’s second quarter earnings press release and statistical supplement, are available in the Investor Relations section of the Allmerica web site at www.allmerica.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under “Investor Relations”. These uncertainties include the possibility of adverse catastrophe experience (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in underwriting activities and surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, which include the effect of the decision to close the retail broker-dealer operations as well as the anticipated impact and cost of the GMDB hedging program. The performance of the hedging program is dependent on, among other things, the future performance and volatility of the equity market, the extent to which the performance of the various hedging instruments correlate with the investment performance of the underlying annuity sub-accounts, the continued availability of equity index futures and redemption and mortality patterns in the Company’s annuity contracts.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

CONTACTS:	Investors:	Media:
	Sujata Mutalik	Michael F. Buckley
	(508) 855-3457	(508) 855-3099
	smutalik@allmerica.com	mibuckley@allmerica.com

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended June 30
	2004	2003
Net income	$32.4	$24.4
Net income per share(1)	$0.60	$0.46
Weighted average shares	53.7	53.0

The following is a reconciliation of segment income to net income(2):

PER SHARE DATA (DILUTED)(1)

	Quarter ended June 30
	2004		2003
	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$35.8	—	$0.2	—
Commercial Lines	12.6	—	35.2	—
Other Property & Casualty	0.7	—	(22.1)	—

Total Property & Casualty	49.1	—	13.3	—
Life Companies	(6.3)	—	13.5	—
Corporate Debt(3)	(9.9)	—	(9.9)	—

Total segment income	$32.9	$0.61	$16.9	$0.32
Federal income tax (expense) benefit on segment income	(3.8)	(0.07)	1.8	0.03

Total segment income after federal income taxes	29.1	0.54	18.7	0.35
Net realized investment gains, net of taxes and amortization	4.4	0.09	6.6	0.13
Gain (loss) on derivatives, net of taxes	0.2	—	(0.4)	(0.01)
Gain from retirement of funding agreements and trust instruments supported by funding obligations, net of taxes	—	—	0.3	—
Tax settlement	0.2	—	—	—
Restructuring costs, net of taxes	(1.5)	(0.03)	(0.8)	(0.01)

Net income	$32.4	$0.60	$24.4	$0.46

(1)	Basic net income per share was $0.61 and $0.46 for the quarters ended June 30, 2004 and 2003, respectively.
(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments based on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.
(3)	In compliance with Statement of Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and Statement of Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information”, items previously disclosed as “Minority Interest: distributions on mandatorily redeemable preferred securities of a subsidiary trust” are now included in Corporate Debt and primarily reflect the interest on the Company’s senior and junior subordinated debentures.

Net income includes the following items (net of taxes) by segment:

	Quarter ended June 30, 2004
(In millions)	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains, net of taxes and deferred acquisition cost amortization	$1.9	$1.9	$0.6	$—	$4.4
Federal income tax settlement	—	—	—	0.2	0.2
Net gains on derivative instruments	—	—	—	0.2	0.2
Restructuring costs	—	—	—	(1.5)	(1.5)

	Quarter ended June 30, 2003
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$0.8	$0.8	$(0.2)	$5.2	$6.6
Net losses on derivative instruments	—	—	—	(0.4)	(0.4)
Gain from retirement of funding agreements and trust instruments supported by funding obligations	—	—	—	0.3	0.3
Restructuring costs	—	—	—	(0.8)	(0.8)

	Six Months ended June 30, 2004
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains, net of taxes and deferred acquisition cost amortization	$3.8	$3.9	$2.8	$4.1	$14.6
Federal income tax settlement	—	—	—	30.3	30.3
Net gains on derivative instruments	—	—	—	0.2	0.2
Losses from retirement of funding agreements and trust instruments supported by funding obligations	—	—	—	(2.1)	(2.1)
Restructuring costs	—	—	—	(3.6)	(3.6)
Cumulative effect of change in accounting principle	—	—	—	(57.2)	(57.2)

	Six Months ended June 30, 2003
	Personal Lines	Commercial Lines	Other Property and Casualty	Life Companies	Total
Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$4.9	$4.9	$(3.2)	$8.0	$14.6
Net gains on derivative instruments	—	—	—	0.6	0.6
Gain from retirement of funding agreements and trust instruments supported by funding obligations	—	—	—	3.3	3.3
Restructuring costs	—	0.2	—	(3.2)	(3.0)
Income from sale of universal life business	—	—	—	3.6	3.6

The following is a reconciliation of the Life Companies segment income to the Life Companies segment income excluding certain non-cash items:

	Quarter ended June 30, 2004	Quarter ended March 31, 2004	Quarter ended June 30, 2003
Life Companies segment (loss) income	$(6.3)	$9.8	$13.5
Deferred acquisition cost operating amortization and amortization of sales inducements, net	33.6	38.0	20.8
Net change in property, plant and equipment balances	0.9	0.9	2.4
Statement of Position 98-1 amortization, net	1.1	1.2	0.8
Change in guaranteed minimum death benefit reserves	(2.4)	(9.6)	(14.5)

Total segment income excluding certain non-cash items	$26.9	$40.3	$23.0

All figures reported are unaudited.